AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

This Amendment to Investment Advisory Agreement (“Amendment”) is entered into as of this 4th day of June, 2026 (the “Effective Date”), by and between The Advisors’ Inner Circle Fund, a Massachusetts business trust (the “Trust”), and Edgewood Management LLC, a limited liability company organized under the laws of the State of New York (the “Adviser”). Capitalized terms not defined in this Amendment shall have the definition set forth in the Agreement (as defined below).

WHEREAS, the Trust and Adviser have entered into an Investment Advisory Agreement dated February 27, 2006, as amended from time to time (the “Agreement”); and

WHEREAS, the Trust and Adviser desire that the Agreement be amended to reflect the addition of the Edgewood Growth ETF, a new series of the Trust that will operate as an exchanged traded fund (an “ETF”), to the Agreement, and to add certain provisions to the Agreement applicable to the operation of ETFs.

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, agree as follows:

1.	The Edgewood Growth ETF shall be added to the Agreement as a new Fund (as defined in the Agreement) and hereinafter shall also be included when a reference to “Fund” is made in this Amendment or the Agreement, as applicable. Schedule A to the Agreement is hereby deleted in its entirety and replaced by the Amended and Restated Schedule A attached as Exhibit I hereto.

2.	The following is hereby added as a new Section 20 of the Agreement:

Portfolio Composition File. The Adviser initially shall determine, and shall make any subsequent modifications to, the portfolio composition file (the “PCF”) for the Edgewood Growth ETF. The PCF shall specify the amount of the cash component, the identity and number of shares of securities to be accepted in exchange for “Creation Units” for the Edgewood Growth ETF, and the securities that will be applicable that day to redemption requests received for the Edgewood Growth ETF (and may give directions to the Trust’s custodian with respect to said designations).

3.	Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

THE ADVISORS’ INNER CIRCLE FUND		EDGEWOOD MANAGEMENT, LLC

By:	/s/ Michael Beattie	By:	/s/ Fausto Rotundo
Name:	Michael Beattie	Name:	Fausto Rotundo
Title:	President	Title:	Chief Financial Officer

– Signature Page –

Amendment to Investment Advisory Agreement

EXHIBIT I

AMENDED AND RESTATED SCHEDULE A TO

EDGEWOOD MANAGEMENT, LLC

Exhibit I

INVESTMENT ADVISORY AGREEMENT

AMENDED AND RESTATED SCHEDULE A

Dated June 4, 2026

to the

INVESTMENT ADVISORY AGREEMENT

dated February 27, 2006, between

THE ADVISORS’ INNER CIRCLE FUND

and

EDGEWOOD MANAGEMENT, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of each Fund in accordance with the following fee schedule:

Fund	Fee Rate
Edgewood Growth Fund	1.00%
Edgewood Growth ETF	0.85%

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